Exhibit 99.1

FOR IMMEDIATE RELEASE Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200

Investor Relations Contact: Idalia Rodriguez 203-682-8264 ir@cariboucoffee.com
CARIBOU COFFEE REPORTS FOURTH QUARTER
AND FISCAL YEAR 2009 RESULTS
MINNEAPOLIS, MINNESOTA, February 24, 2010. Caribou Coffee Company, Inc. (NASDAQ:CBOU), the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses, today reported financial results for the fourth quarter and fiscal 2009 (period ended January 3, 2010). Fiscal year 2009 includes 53 weeks and the Company’s fourth quarter includes 14 weeks compared to 52 weeks and 13 weeks, respectively for 2008.
HIGHLIGHTS FOR THE FOURTH QUARTER OF 2009:
•	Net sales increased 12.4% compared to the fourth quarter of 2008. On a comparative 13-week basis, net sales increased 4.8% compared to the fourth quarter of 2008.

•	Comparable coffeehouse store sales for the quarter were up 0.2% compared to the same period in the prior year.

•	Commercial sales for the quarter increased 76.6% compared to the fourth quarter of 2008. On a comparative 13-week basis, commercial sales increased 64.3% compared to the prior year quarter.

•	Net income was $3.0 million in the quarter compared to $1.3 million in the fourth quarter of 2008.

•	Earnings per diluted share were $0.15 for the fourth quarter compared to $0.07 per share in the fourth quarter of 2008.
HIGHLIGHTS FOR FISCAL 2009:
•	Net sales increased 3.4% to $262.5 million in fiscal 2009 compared to $253.9 million in fiscal 2008.

•	Net income was $5.1 million compared to a loss of $16.3 million in fiscal 2008.

•	Earnings per diluted share were $0.26 compared to a loss of $0.84 in fiscal 2008.
Speaking on behalf of the Company, Michael Tattersfield, the Company’s President and CEO commented, “This quarter concludes a successful year of positive revenue and earnings growth for Caribou Coffee. These results highlight our strategy to diversify and strengthen our business model by expanding beyond our retail coffeehouse business into a multi-channel branded coffee company. With a successful growth strategy in place, strong cash flow and secure financial position, we are confident in our ability to deliver shareholder value for our investors and rewarding experiences for our team members and customers.”
FOURTH QUARTER 2009 RESULTS
Net sales increased $8.4 million, or 12.4%, to $76.5 million for the quarter ended January 3, 2010 from $68.0 million for the quarter ended December 28, 2008. When calculated on a comparative 13-week basis, consolidated sales increased 4.8% compared to the fourth quarter of 2008.
•	Coffeehouse sales were $64.6 million in the fourth quarter 2009 compared to $60.5 million in the fourth quarter of 2008, an increase of 6.8%. Comparable coffeehouse sales in the fourth quarter of 2009 were up 0.2% compared to the same period in fiscal 2008.

•	Commercial sales were $9.6 million in the fourth quarter of 2009 compared to $5.4 million in the fourth quarter of 2008, an increase of 76.6% as a result of higher sales to existing and new customers. When calculated on a comparative 13-week basis, commercial sales increased 64.3% compared to the fourth quarter of 2008.

•	Franchise sales were $2.3 million in the fourth quarter of 2009 compared to $2.1 million in the fourth quarter of 2008. When calculated on a comparative 13-week basis, franchise sales were flat compared to the fourth quarter of 2008.
Cost of sales and related occupancy costs in the fourth quarter of 2009 was $34.4 million. As a percentage of sales, cost of sales and related occupancy costs were 45.1% in the fourth quarter of 2009 compared to 43.2% in the fourth quarter of 2008. This increase is due to an overall mix change with a higher percentage of sales coming from our commercial segment.
Operating expenses in the fourth quarter of 2009 were $28.0 million. As a percentage of revenue, operating costs were 36.6%, up from 36.0% in the same period of the prior year. This increase was the result of higher investments being made in product innovation, marketing and brand building initiatives.
General and administrative expenses were $7.4 million during the fourth quarter of 2009. As a percentage of sales, general and administrative expenses were 9.7% in the fourth quarter of 2009 compared to 11.7% in the fourth quarter of 2008. The decrease is the result of lowering the cost structure while leveraging across the higher sales volumes.
EBITDA was $6.8 million during the fourth quarter of 2009, compared to EBITDA of $6.1 million during the same period in 2008, an improvement of 10.8%. The year-over-year EBITDA increase was primarily due to improved performance within our retail coffeehouses and continued growth in the commercial and franchise segments. (EBITDA is a non-GAAP measure. See EBITDA reconciliation at the end of this release).

Depreciation and amortization decreased $0.8 million, or 20.0%, to $3.3 million during the fourth quarter of 2009, from $4.2 million during the same period in the prior year. This was due to a lower depreciable asset base resulting from reduced capital spending in the current year.
The net income attributable to Caribou Coffee Company for the fourth quarter of 2009 was $3.0 million or $0.15 per diluted share compared to a net income of $1.3 million or $0.07 per share for the same period in 2008. The additional week in the period accounted for approximately $0.02 per share in 2009. The company ended the quarter with $23.6 million in cash and cash equivalents and no long term debt. The company recently entered into a new $25 million credit facility which includes a $15 million commitment with an option to increase the commitment by another $10 million under terms to be mutually agreed.
STOCK BUYBACK PROGRAM
The Company’s Board of Directors has authorized a stock buyback program. The current authorization is to repurchase up to $10 million of its outstanding ordinary shares. Stock purchases can be made from time to time in open market transactions depending upon market conditions. The company anticipates funding the repurchase of shares with available cash on hand.
CONFERENCE CALL
Caribou Coffee will host a conference call on February 24, 2010 at 4:30 p.m. (Eastern Time) to discuss these results. Hosting the call will be Mike Tattersfield, Chief Executive Officer, and Tim Hennessy, Chief Financial Officer. The call will be webcast and can be accessed from the Company’s website at www.cariboucoffee.com. The webcast link is in the Investor Relations section. The dial in number is 1-877-795-3648 or 1-719-325-4921 for international calls. Confirmation number is 9044558. If you are unable to join the call, a replay will be available beginning at 7:30 p.m. (Eastern Time) on February 24, 2010 through 11:59 p.m. on March 3, 2010 and can be accessed by dialing 1-888-203-1112 or international callers 1-719-457-0820 and enter pin number 9044558. In addition, the webcast will be archived on the Company’s website.
About Caribou Coffee
Caribou Coffee Company, Inc., founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of January 3, 2010, Caribou Coffee had 535 coffeehouses, which includes 122 franchised and licensed locations. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and online customers. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-

quality products, a comfortable and welcoming coffeehouse environment and a unique style of customer service. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	January 3,	December 28,	January 3,	December 28,
	2010 (14 weeks)	2008 (13 weeks)	2010 (53 weeks)	2008 (52 weeks)
	(In thousands, except for per share amounts)
	(Unaudited)
Coffeehouse sales	$64,587	$60,474	$227,224	$229,092
Commercial and franchise sales	11,879	7,575	35,315	24,807

Net sales	76,466	68,049	262,539	253,899
Cost of sales and related occupancy costs	34,448	29,423	115,886	109,632
Operating expenses	28,013	24,528	99,498	100,309
Opening expenses	4	32	24	230
Depreciation and amortization	3,326	4,154	14,102	24,928
General and administrative expenses	7,437	7,962	27,145	29,145
Closing expense and disposal of assets	164	589	343	5,113

Operating income (loss)	3,074	1,361	5,541	(15,458)
Other income (expense):
Interest income	9	2	26	25
Interest expense	(72)	(95)	(261)	(810)

Income (loss) before provision for income taxes	3,011	1,268	5,306	(16,243)
Provision (benefit) for income taxes	(64)	22	(246)	36

Net income (loss)	3,075	1,246	5,552	(16,279)
Less: Net income attributable to noncontrolling interest	105	(16)	414	63

Net Income (loss) attributable to Caribou Coffee Company, Inc.	$2,970	$1,262	$5,138	$(16,342)

Basic net income (loss) attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.15	$0.07	$0.26	$(0.84)

Diluted net income (loss) attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.15	$0.07	$0.26	$(0.84)

Basic weighted average number of shares outstanding	19,513	19,371	19,443	19,371

Diluted weighted average number of shares outstanding	20,350	19,371	20,000	19,371

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED BALANCE SHEETS

	January 3,	December 28,
	2010	2008
	In thousands, except per share amounts
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,578	$11,060
Accounts receivable (net of allowance for doubtful accounts of $3 and $72 at January 3, 2010 and December 28, 2008, respectively)	5,887	5,311
Other receivables (net of allowance for doubtful accounts of $128 and $76 at January 3, 2010 and December 28, 2008, respectively)	1,268	916
Income tax receivable	193	60
Inventories	13,278	10,218
Prepaid expenses and other current assets	1,546	881

Total current assets	45,750	28,446
Property and equipment, net of accumulated depreciation and amortization	47,135	60,312
Restricted cash	605	327
Other assets	237	487

Total assets	$93,727	$89,572

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,042	$8,229
Accrued compensation	6,296	6,241
Accrued expenses	7,563	8,317
Deferred revenue	8,747	9,473

Total current liabilities	31,648	32,260

Asset retirement liability	1,120	1,035
Deferred rent liability	7,955	9,245
Deferred revenue	2,072	2,538
Income tax liability	156	486

Total long term liabilities	11,303	13,304

Equity:
Caribou Coffee Company, Inc. Shareholders’ equity:
Preferred stock, par value $.01, 20,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 200,000 shares authorized; 19,814 and 19,371 shares issued and outstanding at January 3, 2010 and December 28, 2008, respectively	198	194
Additional paid-in capital	126,770	125,222
Accumulated comprehensive loss	(7)	—
Accumulated deficit	(76,341)	(81,479)

Total Caribou Coffee Company, Inc. shareholders’ equity	50,620	43,937
Noncontrolling interest	156	71

Total equity	50,776	44,008

Total liabilities and equity	$93,727	$89,572

Coffeehouse Openings and Closings

			December 28,	January 3,		December 28,
	January 3, 2010		2008 (13	2010 (53		2008 (52
	(14 weeks)		weeks)	weeks)		weeks)

Comparable Coffeehouse Sales (Company-Owned)(1)	0.2	%(2)	(5.1%)	(2.3%	)(2)	(3.5%)

COFFEEHOUSE COUNT
Company-Owned:
Coffeehouses open at beginning of period	413		415	414		434
Coffeehouses opened during the period	0		0	0		7
Coffeehouses closed during the period	0		(1)	1		(27)

Total Company-Owned at period end	413		414	413		414

Franchised:
Coffeehouses open at beginning of period	112		80	97		52
Coffeehouses opened during the period	10		17	28		45
Coffeehouses closed during the period	1		0	3		0

Total Franchised at period end	121		97	122		97

TOTAL COFFEEHOUSES AT PERIOD END	534		511	535		511

(1)	Percentage change in comparable coffeehouse net sales compares the net sales of coffeehouses during a fiscal period to the net sales from the same coffeehouses for the equivalent period in the prior year. A coffeehouse is included in this calculation beginning in its thirteenth full fiscal month of operations. A closed coffeehouse is included in the calculation for each full month that the coffeehouse was open in both fiscal periods. Franchised coffeehouses are not included in the comparable coffeehouse net sales calculations.

(2)	Percentage change in comparable coffeehouse sales is based on an equal week comparison for the 14 weeks and 53 weeks ended January 3, 2010.
NON-GAAP FINANCIAL INFORMATION
(Unaudited, in thousands, except per share data)
The following reconciliation and non-GAAP financial information are provided to assist the reader with understanding the financial impact of the previously discussed extra week during the year. Management believes this information is relevant because the nature and magnitude of the extra week which will not reflect our on-going operating performance.

	Quarter ended January 3, 2010			Year ended January 3, 2010
			Non-GAAP			Non-GAAP
		53rd week	excluding 53rd		53rd week	excluding 53rd
	As reported	impact	week	As reported	impact	week

Coffeehouse sales	$64,587	$4,300	$60,287	$227,224	$4,300	$222,924
Commercial and franchise sales	11,879	830	11,049	35,315	830	34,485

Net sales	76,466	5,130	71,336	262,539	5,130	257,409
Net income	2,970	450	2,520	5,138	450	4,688
Basic and Diluted EPS	$0.15	$0.02	$0.13	$0.26	$0.02	$0.24

EBITDA RECONCILIATION
The following is a reconciliation of the Company’s net income/(loss) to EBITDA.

	January 3, 2010	December 28,	January 3, 2010	December 28,
	(14 weeks)	2008 (13 weeks)	(53 weeks)	2008 (52 weeks)
	(In thousands)
Net Income (loss) attributable to Caribou Coffee Company, Inc.	$2,970	$1,262	$5,138	$(16,342)
Interest expense	72	95	261	810
Interest income	(9)	(2)	(26)	(25)
Depreciation and amortization(1)	3,820	4,752	16,180	27,138
(Benefit) provision for income taxes	(64)	21	(246)	36

EBITDA	$6,789	$6,128	$21,307	$11,617

(1)	Includes depreciation and amortization associated with the headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.
EBITDA is equal to net income (loss) excluding: (a) interest expense; (b) interest income; (c) depreciation and amortization; and (d) income taxes.
Management believes EBITDA is useful to investors in evaluating the Company’s operating performance for the following reason:
•	Coffeehouse leases are generally short-term (5-10 years) and Caribou must depreciate all of the cost associated with those leases on a straight-line basis over the initial lease term excluding renewal options (unless such renewal periods are reasonably assured at the inception of the lease). The Company opened a net 210 company-operated coffeehouses from the beginning of fiscal 2003 through the end of the fourth quarter of fiscal 2009. As a result, management believes depreciation expense is disproportionately large when compared to the sales from a significant percentage of the coffeehouses that are in their initial years of operations. Also, many of the assets being depreciated have actual useful lives that exceed the initial lease term excluding renewal options. Consequently, management believes that adjusting for depreciation and amortization is useful for evaluating the operating performance of the coffeehouses.
     Management uses EBITDA:
•	As a measurement of operating performance because it assists management in comparing its operating performance on a consistent basis as it removes the impact of items not directly resulting from coffeehouse operations;

•	For planning purposes, including the preparation of our internal annual operating budget;

•	To establish targets for certain management compensation matters; and

•	To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand the business.
EBITDA as calculated by Caribou Coffee is not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered an alternative to net income, operating income, cash flows from operating activities or Caribou Coffee’s other financial information as determined under GAAP.
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